Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on November 9, 2009 (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Richmont Mines Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  November 9, 2009

OXBRIDGE BANK & TRUST SCC

By:	/s/ H. Gregory Chamandy
	Name:	H. Gregory Chamandy
	Title:	Chairman of the Board

/s/ H. Gregory Chamandy
H. Gregory Chamandy